Exhibit 99.1

Stock Yards Bancorp Reports Results for the Fourth Quarter and Full Year 2017

Revenues Increase to Record Amounts, While the Impact of New Tax Legislation Drives Down Net Income

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 25, 2018--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported results for the fourth quarter and year ended December 31, 2017. Total revenue, comprising net interest income and non-interest income, increased 6% to $38.6 million for the fourth quarter of 2017 from $36.4 million for the year-earlier quarter. Net income for the fourth quarter of 2017 totaled $4.9 million or $0.22 per diluted share compared with $10.6 million or $0.46 per diluted share for the fourth quarter of 2016. Total revenue for 2017 increased 6% to $148.7 million from $140.8 million for 2016. Net income for the year ended December 31, 2017, was $38.0 million or $1.66 per diluted share compared with $41.0 million or $1.80 per diluted share for 2016. Net income for the fourth quarter and full year 2017 reflected a non-cash charge of $5.9 million or $0.25 per diluted share to revalue the Company's net deferred tax asset in connection with federal income tax legislation enacted on December 22, 2017.

Key aspects of the Company's performance for the year included:

  Solid loan growth during 2017, which increased the Company's loan portfolio almost 5% for 2018;
  Consistently strong net interest margin;
  Credit quality remained at historically strong levels;
  Continued growth in fee income, led by the Wealth Management and Trust Group; and
  Solid returns on average assets and equity of 1.25% and 11.61%, respectively, despite the negative impact of 0.20% on return on average assets and 1.81% on return on average equity due to the year-end remeasurement charge noted above.

"We are pleased to announce a strong conclusion to 2017, marked by solid performance in many important areas, such as loan production and loan growth, net interest margin and wealth management and trust," said David P. Heintzman, Chairman and Chief Executive Officer. "Alongside that, credit quality remained exceptionally strong. These factors resulted in record pretax results for the Company in 2017 and, together with the solid loan pipeline we have in place as we head into 2018 and the positive effect of lower tax rates in the future, position us to maintain an attractive growth trajectory in the coming year.

"With the passage of the Tax Cuts and Jobs Act last month, an immediate recalculation of the value of our net deferred tax asset was required and recorded as additional income tax expense in the fourth quarter," Heintzman continued. "While this had an impact on 2017 earnings, the lower statutory rate going forward should allow us to more than recoup during 2018 the remeasurement charge we recorded in 2017, and future periods will continue to benefit from lower income taxes. More broadly, lower tax rates are widely expected to promote growth and expansion across the business spectrum, including small and middle-market companies – our core clientele – leading to higher capital investment and new job creation, all of which would be positive for the Company's outlook."

Commenting on the loan portfolio, Heintzman reported that loan production was strong in the fourth quarter, matching the pace experienced in the year-earlier quarter and representing one of the best quarterly performances ever for the Company. Significantly, the conversion of loan production to loan growth ramped up noticeably in the fourth quarter, with loan growth of more than 3% on a sequential quarter basis. "After a slow start to the year in terms of net loan growth, we were pleased to see momentum build in the fourth quarter, pushing our total portfolio up almost 5% for all of 2017," he added. "This growth, in which all three of our markets participated, was led by commercial and industrial loans – one of our key lending areas – and reflected a number of project-oriented deals funding up to permanent financing. Although loan payoffs may challenge future loan growth, we remain optimistic about where our loan pipeline stands today and new opportunities that may arise as tax reform begins to stimulate the economy."

Focusing on non-interest income, which accounted for more than 30% of total revenue for 2017, Heintzman reiterated the positive impact of the Company's diverse fee-based revenue streams in supporting predictable, reliable earnings growth over the long term. Wealth management and trust, with approximately $2.8 billion of assets under management, comprises almost one-half of the Company's fee-based income and, thus, has been a key element of this strategy. Income from wealth management and trust increased 6% for the fourth quarter of 2017 compared with the year-earlier quarter and was up 7% for the full year, both of which reflected primarily the addition of new customer relationships along with continued stock market gains. Importantly, this growth has continued to offset a general slowdown in mortgage banking as rates have risen and housing inventory remained tight.

Concluding, Heintzman said, "We are pleased with the Company's overall progress and prosperity during 2017. These achievements not only underscore the strategies we have in place to grow our business across our markets, but also reflect the interest and effort everyone at Stock Yards Bank & Trust puts forth in forging strong, deep and enduring relationships with the customers we serve. Considering the diverse nature of our business, the strong lending pipeline we have developed as we move into 2018, and lower income taxes in the year to come, we remain optimistic about the Company's prospects to extend its record of growth in the future and remain among the top performing community banks in the country."

Concerning the non-cash charge to remeasure the Company's net deferred tax asset, Heintzman noted that deferred taxes occur due to timing differences between recording transactions for financial reporting and tax purposes. These differences were originally recorded using a 35% marginal rate. With the new tax legislation, the Company's deferred tax asset is now expected to be settled at a lower rate and has been remeasured based on the new marginal rate of 21%. With this lower federal marginal rate in mind, the Company expects an overall effective tax rate of approximately 17% for 2018. The remeasurement of the Company's net deferred tax asset was based on management's reasonable estimates of certain income tax effects of the new federal income tax legislation, and these provisional amounts may be adjusted during the measurement period ending December 31, 2018.

Total assets increased $200 million or 6% at December 31, 2017, to $3.24 billion from $3.04 billion at December 31, 2016. Ongoing growth in the Company's loan portfolio accounted for a significant portion of this increase, as the portfolio rose $104.2 million or almost 5% to $2.41 billion at December 31, 2017. Total deposits advanced $57.7 million or 2% to $2.58 billion at December 31, 2017. Stock Yards Bank & Trust continues to attract new customers and experience growth with existing customers across most account categories, which in turn provides substantial support for the Company's balance sheet growth. Core deposits, which exclude brokered deposits and time deposits greater than $250,000, held steady at 99% of total deposits as of December 31, 2017.

Stock Yards Bancorp remains "well capitalized" – the highest capital rating for financial institutions. As of December 31, 2017, the Company's total equity to assets was 10.30% and tangible common equity ratio was 10.25% (tangible common equity is a non-GAAP financial measure; see reconciliation of total stockholders' equity to tangible common equity and total assets to tangible assets later in this release). While the remeasurement charge reduced year-end capital ratios approximately 20 basis points, the Company expects to more than recoup that decline through lower income taxes during 2018. Even with its strong capital position, the Company still produces industry-leading returns on equity due to its superior earnings performance. Stock Yards Bancorp continues to pursue strategies to enhance stockholder value, including a substantial and sustained dividend payout ratio. In November 2017, Stock Yards Bancorp's Board of Directors increased the Company's quarterly cash dividend to $0.21 per common share. With a lower marginal tax rate going forward, the Board intends to consider strategies to deploy tax savings in ways that grow the Company's business and drive higher stockholder value.

Net interest income – the Company's largest source of revenue – increased approximately $1.9 million or 8% to $27.0 million in the fourth quarter of 2017 from $25.1 million in the prior-year quarter. The increase reflected the impact of ongoing loan portfolio growth and higher prevailing interest rates, offset in part by increased funding costs, primarily due to higher rates paid on deposit accounts. Net interest income increased $6.3 million or 7% to $103.6 million in 2017 compared with $97.3 million in the prior-year period.

On a sequential-quarter basis, net interest income increased $859 thousand or 3% from the third quarter of 2017, while net interest margin (on a fully tax-equivalent basis) was 3.65% compared with 3.66% in the third quarter of 2017 and 3.56% in the fourth quarter of 2016. Net interest margin for the fourth quarter reflected the positive impact of increases in the prime rate in 2017, which was offset by a temporary inflow of short-term public funds at the end of the year. While this excess liquidity was maintained in lower-yielding, short-term investments and resulted in lower net interest margin, it was accretive to earnings. The Company expects liquidity to return to normal levels during the first and second quarters of 2018. The first two rate hikes in 2017, which increased the prime rate to 4.25%, moved virtually all variable rate loans in the Company's portfolio above any remaining rate floors. The third 25-basis-point increase in the prime rate, which occurred on December 14, 2017, had no meaningful effect on net interest margin for the fourth quarter of 2017. Approximately 60% of the Company's loans are priced at fixed rates, so future rate increases may begin to benefit this part of the portfolio as existing fixed-rate loans renew and new fixed-rate loans originate at higher rates – with both subject to competitive conditions and prevailing interest rates.

The Company's historically strong asset quality metrics, which have trended within a narrow range over the past several years, remained steady during the fourth quarter of 2017. Non-performing loans (NPLs) totaled $7.4 million or 0.31% of total loans outstanding at December 31, 2017, versus $6.1 million or 0.26% of total loans outstanding at September 30, 2017, and $6.7 million or 0.29% of total loans outstanding at December 31, 2016. Similarly, non-performing assets, which include NPLs along with other real estate owned (OREO) and repossessed assets, were $10.0 million or 0.31% of total assets at December 31, 2017, versus $8.7 million or 0.28% of total assets at September 30, 2017, and $11.7 million or 0.39% of total assets at December 31, 2016. Net charge-offs in the fourth quarter of 2017, and throughout 2017 and 2016, were insignificant relative to average loans outstanding. While the Company is pleased to achieve these strong asset quality metrics, management understands the cyclic nature of banking and knows these metrics will normalize over the long term.

The Company recorded a loan loss provision of $900 thousand during the fourth quarter of 2017 compared with $150 thousand in the third quarter of 2017 and $500 thousand in the fourth quarter of 2016. The provision for the fourth quarter of 2017 took into consideration a generally favorable trend in most credit quality metrics, an ongoing low level of charge-offs, other qualitative considerations, and loan growth. As a result, in management's view the Company's allowance for loan losses remained adequate at 1.03% of total loans as of December 31, 2017, versus 1.07% at September 30, 2017, and 1.04% at December 31, 2016.

Total non-interest income in the fourth quarter of 2017 increased $226 thousand or 2% to $11.5 million from $11.3 million in the prior-year quarter. This increase primarily reflected ongoing growth in wealth management and trust and an increase in other non-interest income, which was partially offset by a decrease in mortgage banking and a loss on the disposition of available-for-sale securities. Total non-interest income for the year ended December 31, 2017, increased $1.6 million or 4% to $45.1 million from $43.5 million for 2016, reflecting trends similar to those noted for the fourth quarter along with higher service charges that were driven by growing treasury management services, bankcard transaction fees and bank-owned life insurance related to a death benefit on a former employee.

Total non-interest expense for the fourth quarter of 2017 increased approximately $5.9 million or 28% to $27.2 million from $21.3 million in the prior-year quarter. The increase primarily reflected higher amortization and impairment expense for investments in tax credit partnerships as well as increased health insurance costs under the Company's self-insured plan and higher other non-interest expense, the latter of which reflected benefits from certain items recorded in the fourth quarter of 2016 that did not recur in 2017. The sporadic timing of tax-credit partnership opportunities can cause corresponding expenses and tax benefits to vary widely. During the fourth quarter of 2017, the Company completed investments in additional tax-credit partnerships, which increased expense for the period. Expenses relating to partnership investments are recognized in the same period(s) as corresponding tax credits, with tax savings more than offsetting the expense. Tax savings from these additional fourth quarter investments exceeded corresponding expenses by $345 thousand. For the year ended December 31, 2017, total non-interest expense increased $9.5 million or 12% to $91.0 million from $81.5 million for 2016, largely reflecting the same trends noted for the quarter, as well as higher salaries related to the addition of personnel to support growth and operations.

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.2 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

The following table provides a reconciliation of total stockholders' equity, in accordance with US GAAP, to tangible common equity, which is a non-GAAP financial measure. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors to evaluate capital adequacy.

Tangible Common Equity Ratio (Dollars in thousands)

	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016
Total stockholders' equity	$333,644	$334,255	$313,872
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(1,225)	(1,269)	(1,405)
Tangible common equity	$331,737	$332,304	$311,785

Total assets	$3,239,646	$3,155,913	$3,039,481
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(1,225)	(1,269)	(1,405)
Tangible assets	$3,237,739	$3,153,962	$3,037,394

Total stockholders' equity to total assets	10.30%	10.59%	10.33%
Tangible common equity ratio	10.25%	10.54%	10.26%

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2016.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2017 Earnings Release
(In thousands unless otherwise noted)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Income Statement Data
Net interest income, fully tax equivalent (1)	$27,217	$25,272	$104,396	$98,088
Interest income:
Loans	$26,062	$23,806	$99,874	$91,798
Federal funds sold and interest bearing deposits	532	96	1,330	491
Mortgage loans held for sale	46	52	191	237
Securities	2,452	2,414	9,454	9,646
Total interest income	29,092	26,368	110,849	102,172
Interest expense:
Deposits	1,738	1,027	5,975	3,943
Federal funds purchased and short-term borrowings	57	19	182	76
Securities sold under agreements to repurchase	34	36	134	136
Federal Home Loan Bank (FHLB) advances	240	211	955	763
Total interest expense	2,069	1,293	7,246	4,918
Net interest income	27,023	25,075	103,603	97,254
Provision for loan losses	900	500	2,550	3,000
Net interest income after provision for loan losses	26,123	24,575	101,053	94,254
Non-interest income:
Wealth management and trust services	5,233	4,936	20,505	19,155
Service charges on deposit accounts	2,540	2,519	9,908	9,471
Bankcard transaction	1,567	1,457	5,979	5,655
Mortgage banking	841	1,001	3,221	3,897
Gain/(Loss) on the sale of securities available for sale	(263)	-	(232)	-
Securities brokerage	616	606	2,200	2,145
Bank owned life insurance	195	214	1,159	871
Other non-interest income	816	586	2,380	2,343
Total non-interest income	11,545	11,319	45,120	43,537
Non-interest expense:
Salaries and employee benefits	13,327	12,971	52,571	49,185
Net occupancy	1,473	1,563	6,238	6,279
Data processing	2,079	1,901	7,988	7,073
Furniture and equipment	294	290	1,155	1,143
FDIC insurance	244	146	960	1,181
Amortization/impairment of investments in tax credit partnerships	5,277	1,412	7,124	4,458
Other non-interest expenses	4,486	2,986	14,955	12,201
Total non-interest expense	27,180	21,269	90,991	81,520
Net income before income tax expense	10,488	14,625	55,182	56,271
Income tax expense	5,542	4,009	17,139	15,244
Net income	$4,946	$10,616	$38,043	$41,027

Weighted average shares - basic	22,555	22,448	22,532	22,356
Weighted average shares - diluted	22,993	22,952	22,983	22,792

Net income per share, basic	$0.22	$0.47	$1.69	$1.84
Net income per share, diluted	0.22	0.46	1.66	1.80
Cash dividend declared per share	0.21	0.19	0.80	0.72

Balance Sheet Data (at period end)
Total loans			$2,409,570	$2,305,375
Allowance for loan losses			24,885	24,007
Total assets			3,239,646	3,039,481
Non-interest bearing deposits			674,697	680,156
Interest bearing deposits			1,903,598	1,840,392
Federal Home Loan Bank advances			49,458	51,075
Stockholders' equity			333,644	313,872
Total shares outstanding			22,679	22,617
Book value per share			14.71	13.88
Market value per share			37.70	46.95

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2017 Earnings Release

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Average Balance Sheet Data
Federal funds sold and interest bearing deposits	$159,217	$70,186	$113,088	$92,994
Mortgage loans held for sale	3,213	4,770	3,545	4,881
Securities available for sale	455,727	494,868	458,956	479,938
FHLB stock and other securities	7,655	6,347	7,016	6,347
Loans	2,352,310	2,261,104	2,308,856	2,159,153
Earning assets	2,959,817	2,821,373	2,872,717	2,730,949
Assets	3,128,765	2,984,696	3,037,581	2,886,396
Interest bearing deposits	1,900,650	1,802,150	1,840,083	1,763,858
Total deposits	2,594,225	2,488,590	2,524,127	2,413,894
Securities sold under agreement to repurchase	77,993	69,318	70,187	62,670
Federal funds purchased and
other short term borrowings	19,481	18,076	20,303	23,275
Federal Home Loan Bank advances	49,583	51,183	50,300	45,455
Interest bearing liabilities	2,047,707	1,940,727	1,980,873	1,895,258
Stockholders' equity	338,368	314,299	327,798	304,151

Performance Ratios
Annualized return on average assets	0.63%	1.41%	1.25%	1.42%
Annualized return on average equity	5.80%	13.44%	11.61%	13.49%
Net interest margin, fully tax equivalent	3.65%	3.56%	3.63%	3.59%
Non-interest income to total revenue, fully tax equivalent	29.78%	30.93%	30.18%	30.74%
Efficiency ratio	70.12%	58.13%	60.86%	57.56%

Capital Ratios
Average stockholders' equity to average assets	10.81%	10.53%	10.79%	10.54%
Common equity tier 1 capital			12.57%	12.10%
Tier 1 risk-based capital			12.57%	12.10%
Total risk-based capital			13.52%	13.04%
Leverage			10.70%	10.54%

Loans by Type
Commercial and industrial			$779,014	$736,841
Construction and development			214,900	213,844
Real estate mortgage - commercial investment			594,902	538,886
Real estate mortgage - owner occupied commercial			398,685	408,292
Real estate mortgage - 1-4 family residential			262,110	249,498
Home equity - first lien			57,110	55,325
Home equity - junior lien			63,981	67,519
Consumer			38,868	35,170
Total loans			$2,409,570	$2,305,375

Asset Quality Data
Allowance for loan losses to total loans			1.03%	1.04%
Allowance for loan losses to average loans			1.08%	1.11%
Allowance for loan losses to non-performing loans			337.10%	357.94%
Nonaccrual loans			$6,511	$5,295
Troubled debt restructuring			869	974
Loans - 90 days past due & still accruing			2	438
Total non-performing loans			7,382	6,707
OREO and repossessed assets			2,640	5,033
Total non-performing assets			10,022	11,740
Non-performing loans to total loans			0.31%	0.29%
Non-performing assets to total assets			0.31%	0.39%
Net charge-offs to average loans (2)	0.04%	0.04%	0.07%	0.07%
Net charge-offs	$963	$862	$1,672	$1,434

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2017 Earnings Release

	Five Quarter Comparison
	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Income Statement Data
Net interest income, fully tax equivalent (1)	$27,217	$26,363	$25,434	$25,382	$25,272
Net interest income	$27,023	$26,164	$25,232	$25,184	$25,075
Provision for loan losses	900	150	600	900	500
Net interest income after provision for loan losses	26,123	26,014	24,632	24,284	24,575
Wealth management and trust services	5,233	5,025	5,153	5,094	4,936
Service charges on deposit accounts	2,540	2,522	2,439	2,407	2,519
Bankcard transaction	1,567	1,492	1,514	1,406	1,457
Mortgage banking	841	781	897	702	1,001
Gain/(Loss) on the sale of securities available for sale	(263)	31	-	-	-
Securities brokerage	616	551	494	539	606
Bank owned life insurance	195	204	556	204	214
Other non-interest income	816	497	622	445	586
Total non-interest income	11,545	11,103	11,675	10,797	11,319
Salaries and employee benefits	13,327	12,983	12,849	13,412	12,971
Net occupancy	1,473	1,621	1,514	1,630	1,563
Data processing	2,079	1,920	2,121	1,868	1,901
Furniture and equipment	294	316	268	277	290
FDIC Insurance	244	242	244	230	146
Amortization/impairment of investments in tax credit partnerships	5,277	616	615	616	1,412
Other non-interest expenses	4,486	3,619	3,735	3,115	2,986
Total non-interest expense	27,180	21,317	21,346	21,148	21,269
Net income before income tax expense	10,488	15,800	14,961	13,933	14,625
Income tax expense	5,542	4,096	4,359	3,142	4,009
Net income	$4,946	$11,704	$10,602	$10,791	$10,616

Weighted average shares - basic	22,555	22,542	22,538	22,492	22,448
Weighted average shares - diluted	22,993	22,964	22,996	23,002	22,952

Net income per share, basic	$0.22	$0.52	$0.47	$0.48	$0.47
Net income per share, diluted	0.22	0.51	0.46	0.47	0.46
Cash dividend declared per share	0.21	0.20	0.20	0.19	0.19

Balance Sheet Data (at period end)
Cash and due from banks	$41,982	$47,700	$44,902	$43,583	$39,709
Federal funds sold and interest bearing deposits	97,266	81,378	80,223	45,898	8,264
Mortgage loans held for sale	2,964	5,459	3,055	3,884	3,213
Securities available for sale	574,524	571,522	576,291	556,144	570,074
FHLB stock and other securities	7,646	7,666	7,666	6,347	6,347
Total loans	2,409,570	2,335,120	2,309,668	2,272,778	2,305,375
Allowance for loan losses	24,885	24,948	25,115	24,481	24,007
Total assets	3,239,646	3,155,913	3,126,762	3,033,343	3,039,481
Non-interest bearing deposits	674,697	676,824	696,085	686,535	680,156
Interest bearing deposits	1,903,598	1,805,142	1,782,461	1,857,720	1,840,392
Securities sold under agreements to repurchase	70,473	71,863	65,024	65,701	67,595
Federal funds purchased and other short-term borrowings	161,352	161,961	161,463	10,975	47,374
Federal Home Loan Bank advances	49,458	50,110	50,433	50,755	51,075
Stockholders' equity	333,644	334,255	326,500	319,687	313,872
Total shares outstanding	22,679	22,669	22,662	22,661	22,617
Book value per share	14.71	14.75	14.41	14.11	13.88
Market value per share	37.70	38.00	38.90	40.65	46.95

Capital Ratios
Average stockholders' equity to average assets	10.81%	10.93%	10.82%	10.59%	10.54%
Common equity tier 1 capital	12.57%	12.67%	12.51%	12.51%	12.10%
Tier 1 risk-based capital	12.57%	12.67%	12.51%	12.51%	12.10%
Total risk-based capital	13.52%	13.64%	13.49%	13.49%	13.04%
Leverage	10.70%	11.02%	10.88%	10.64%	10.54%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2017 Earnings Release

	Five Quarter Comparison
	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Average Balance Sheet Data
Average Federal funds sold and interest bearing deposits	$159,217	$120,927	$105,786	$65,304	$70,186
Average mortgage loans held for sale	3,213	3,515	4,505	2,943	4,770
Average investment securities	455,727	439,601	454,834	486,209	494,868
Average loans	2,352,310	2,308,806	2,280,122	2,293,542	2,261,104
Average earning assets	2,959,817	2,861,144	2,830,211	2,838,491	2,821,373
Average assets	3,128,765	3,027,088	2,994,209	2,998,950	2,984,696
Average interest bearing deposits	1,900,650	1,800,653	1,812,290	1,846,579	1,802,150
Average total deposits	2,594,225	2,498,468	2,496,256	2,506,880	2,488,590
Average securities sold under agreement to repurchase	77,993	73,806	60,336	68,467	69,318
Average federal funds purchased and other short term borrowings	19,481	27,535	18,451	15,625	18,076
Average Federal Home Loan Bank advances	49,583	50,221	50,543	50,866	51,183
Average interest bearing liabilities	2,047,707	1,952,216	1,941,620	1,981,537	1,940,727
Average stockholders' equity	338,368	330,864	324,014	317,682	314,299

Performance Ratios
Annualized return on average assets	0.63%	1.53%	1.42%	1.46%	1.41%
Annualized return on average equity	5.80%	14.03%	13.12%	13.78%	13.44%
Net interest margin, fully tax equivalent	3.65%	3.66%	3.60%	3.63%	3.56%
Non-interest income to total revenue, fully tax equivalent	29.78%	29.63%	31.46%	29.84%	30.93%
Efficiency ratio	70.12%	56.90%	57.52%	58.45%	58.13%

Loans by Type
Commercial and industrial	$779,014	$750,728	$749,036	$736,633	$736,841
Construction and development	214,900	195,299	196,619	187,039	213,844
Real estate mortgage - commercial investment	594,902	576,810	547,196	546,957	538,886
Real estate mortgage - owner occupied commercial	398,685	397,804	408,558	406,209	408,292
Real estate mortgage - 1-4 family residential	262,110	261,707	255,939	244,349	249,498
Home equity - 1st lien	57,110	51,925	52,560	51,076	55,325
Home equity - junior lien	63,981	63,416	65,344	65,806	67,519
Consumer	38,868	37,431	34,416	34,709	35,170
Total loans	$2,409,570	$2,335,120	$2,309,668	$2,272,778	$2,305,375

Asset Quality Data
Allowance for loan losses to total loans	1.03%	1.07%	1.09%	1.08%	1.04%
Allowance for loan losses to average loans	1.07%	1.09%	1.10%	1.07%	1.06%
Allowance for loan losses to non-performing loans	337.10%	411.14%	411.25%	402.18%	357.94%
Nonaccrual loans	$6,511	$4,858	$4,913	$5,099	$5,295
Troubled debt restructuring	869	949	963	988	974
Loans - 90 days past due and still accruing	2	261	231	-	438
Total non-performing loans	7,382	6,068	6,107	6,087	6,707
OREO and repossessed assets	2,640	2,640	3,185	3,989	5,033
Total non-performing assets	10,022	8,708	9,292	10,076	11,740
Non-performing loans to total loans	0.31%	0.26%	0.26%	0.27%	0.29%
Non-performing assets to total assets	0.31%	0.28%	0.30%	0.33%	0.39%
Net charge-offs to average loans	0.04%	0.01%	0.00%	0.02%	0.04%
Net charge-offs (recoveries)	$963	$317	$(34)	$426	$862

Other Information
Total assets under management (in millions)	$2,809	$2,746	$2,643	$2,615	$2,523
Full-time equivalent employees	580	581	585	582	578

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.
(2) - Interim ratios not annualized

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President and Chief Financial Officer